Exhibit 99.1

Magnus International Resources Update Conference Call on the Recent Acquisition of the Manzhanggan Gold Property and the Opting out of the Xixia Titanium Property
 Monday April 24, 5:54 am ET

LAS VEGAS, NEVADA--(MARKET WIRE)--Apr 24, 2006 -- Magnus International Resources Inc. ("Magnus") ("the Company")(OTC BB:MGNU.OB - News) announces that it will host a public conference call at 6:15am Pacific Time on Monday April 24, 2006 to provide further details on the recently announced acquisition of the Manzhanggan gold property and Magnus' opting out of the right to purchase an interest in the Xixia titanium dioxide property. The conference call will be available for playback on the Magnus website at www.magnusresources.com after 9am Pacific Time.

The live conference access numbers are:

Toll Free Access Number (North America): 1 800 704 9804

Direct Dial Access Number (International): 1 404 920 6604

Participant Code(s): 64512332#

About Magnus International Resources, Inc.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties in China, focusing primarily on gold and copper properties. Magnus currently retains a potential 90% interest in two Sino-foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province. Magnus has also purchased the rights to 100% of a gold exploration license for a prospect known as the Manzhanggang gold mining area in Qinghai Province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to mailto:info@magnusresources.cominfo@magnusresources.com.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.

Contact:

     Contacts:
     Magnus International Resources Inc.
     Investor Relations
     1-888-888-1494
     mailto:info@magnusresources.cominfo@magnusresources.com
     http://www.magnusresources.com/http://www.magnusresources.com